Exhibit 1

Joint Filing Agreement

Each of the undersigned agrees that the Statement on Schedule 13D relating to the shares of Common Stock and exercisable warrants of Process Equipment, Inc. to which this Agreement is attached is being filed on behalf of each of the undersigned. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Dated as of September 11, 2006.

/s/ Norbert Sporns
(Signature)

Title: Norbert Sporns, Chief Executive Officer

/s/ Norbert Sporns
(Signature)

Title: Lillian Wang Li, Chairman

/s/ Lillian Wang Li
(Signature)

Title: Harry Wang Hua Chief Operating Officer

/s/ Harry Wang Hua
(Signature)